Exhibit 3.41

State of Delaware

Limited Liability Company

CERTIFICATE OF FORMATION

OF

HARRAH’S SUMNER MANAGEMENT COMPANY, LLC

ARTICLE I. NAME

The name of the limited liability company is Harrah’s Sumner Management Company, LLC

ARTICLE II. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 2711 Centetville Road, Suite 400 in the City of Wilmington, DE 19808 and the name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Harrah’s Sumner Management Company, LLC this 12th day of October 2007

By:	/s/ Angela P. Winter
(Authorized Person)

Name: Angela P. Winter, Organizer